Exhibit 99.1



FOR IMMEDIATE RELEASE                              Contact:  Kent A. McKee
Memphis, TN--September 16, 2008                             (901) 753-3208



                 MUELLER INDUSTRIES, INC. ANNOUNCES RESIGNATION
                  OF CHIEF EXECUTIVE OFFICER FOR HEALTH REASONS


     Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that William D. O'Hagan will resign his posts as Chief Executive Officer, President and Director effective December 31, 2008. Mr. O'Hagan was diagnosed with lung cancer in October 2007 and is currently undergoing treatment. He will continue to advise the Company as a consultant and will also be designated as a Director Emeritus.

     Mr. Greg L. Christopher, age 46, will be appointed Chief Executive Officer effective January 1, 2009. Mr. Christopher has worked closely with Mr. O'Hagan for almost 20 years and has served in various capacities at Mueller including President of Standard Products Division and most recently Chief Operating Officer.

     Mr. Karp said, "The Board of Directors and I are grateful for Bill O'Hagan's sixteen years of service to our Company. During his tenure net income increased at a compounded annual rate of 13.7 percent and the Company was regularly included in Forbes Platinum List of Best Big Companies in America."

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.


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     Statements in this release that are not strictly historical may be
"forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.